Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”) is entered into as of [DATE] (the “Effective Date”), by and between [EXECUTIVE NAME] (the “Executive”) and Masimo (the “Company”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a change in control of the Company will be consummated (the date on which such closing occurs, the “Closing Date”), and the Executive desires to resign Executive’s employment and the parties desire to set forth the terms of the Executive’s separation from employment and subsequent consulting engagement in connection therewith;

WHEREAS, the parties desire to condition the payment of certain severance benefits upon the Executive’s execution and non-revocation of a general release of claims and entry into the restrictive covenant agreement set forth in Exhibit A hereto;

WHEREAS, the Executive has had a prominent role in the management of the business and the development of the goodwill of the Company and its affiliates, has established and developed relations and contacts with certain employees and commercial counterparties of the Company and its affiliates, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its affiliates; and in the course of the Executive’s employment with the Company, the Executive has obtained confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates that could be used to compete unfairly with the Company and its affiliates;

WHEREAS, the parties acknowledge and agree that the covenants and restrictions contained in Exhibit A hereto are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, and the Executive desires to acknowledge and reaffirm that the Executive is bound by such covenants and restrictions;

WHEREAS, the parties wish to memorialize the separation of the Executive from employment with the Company and set forth their agreement as to the manner in which the Executive’s employment with the Company will be completed and the terms of the Executive’s subsequent consulting engagement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.             Separation of Employment.

(a) Separation Date. The Executive’s employment with the Company and its affiliates shall terminate on the Closing Date (as defined in the Merger Agreement) (the “Separation Date”). Effective as of the Separation Date, the Executive hereby resigns from all positions, officer designations, board memberships, titles, duties, authorities and responsibilities with, arising out of or relating to the Executive’s employment with the Company and its affiliates, and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation. For the avoidance of doubt, the Executive shall continue to receive all compensation and benefits in effect on the date hereof through the Separation Date.

(b) Consulting Period. During the period commencing on the first calendar day immediately following the Separation Date and ending on the date that is three (3) months thereafter (the “Consulting Period”), the Executive shall serve as a consultant to the Company and shall have the title of Special Advisor. During the Consulting Period, the Executive shall be available on an on-call basis to provide transition and advisory services as described in Section 7 of this Agreement (the “Services”). The Executive agrees and acknowledges that the Executive shall dedicate reasonable time and attention to performing any agreed Services as Special Advisor, on an on-call basis as reasonably requested by the Company, and that such time commitment shall not exceed twenty percent (20%) of the average level of services the Executive performed with the Company in the 36 months prior to the Separation Date (or since the start of the Executive’s employment with the Company, if shorter) and the Executive shall not be expected to provide the Services in excess of ten (10) hours in any calendar week during the Consulting Period.

2.             Severance Benefits.

(a) Accrued Obligations. On the first regular payroll date following the Separation Date, the Company shall pay the Executive all base salary accrued and payable through the Separation Date, any annual incentive earned in a fiscal year ended before the Separation Date but not yet paid to the Executive as of the Separation Date, any accrued but unused paid time off or vacation pay, and any unreimbursed business expenses accrued and payable in accordance with Company policy, in each case reduced by any required tax withholdings (collectively, the “Accrued Obligations”). Payment of the Accrued Obligations is not conditioned upon the execution of the Release (as defined in Section 5(a)).

(b) Lump Sum Severance Payment. Subject to Section 5 hereof, the Company shall pay the Executive a lump sum cash severance payment equal to [three (3)]1 [two (2)]2 times the sum of (i) the Executive’s annual base salary in effect immediately prior to the Separation Date (without giving effect to any reduction that constitutes Good Reason (as defined in the applicable Company severance plan)) and (ii) if applicable, the Executive’s target annual bonus opportunity for the fiscal year in which the Separation Date occurs (without giving effect to any reduction that constitutes Good Reason) (the “Lump Sum Severance Payment”), payable upon the first payroll date following the Release becoming effective and irrevocable, subject to Section 5(a) hereof. The Lump Sum Severance Payment shall be reduced by any required tax withholdings.

(c) Prorated Annual Bonus. Subject to Section 5 hereof, the Company shall pay the Executive a prorated annual incentive award for the fiscal year in which the Separation Date occurs, equal to the product of (i) the Executive’s target annual bonus opportunity for such fiscal year, multiplied by (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company and its subsidiaries during the fiscal year of termination and the denominator of which is the total number of days in such fiscal year (the “Prorated Bonus”), payable upon the first payroll date following the Release becoming effective and irrevocable, subject to Section 5(a) hereof. The Prorated Bonus shall be reduced by any required tax withholdings.

1 Note to Draft: To be included for Katie.

2 Note to Draft: To be included for Charles and Greg.

(d) COBRA Reimbursement. Subject to Section 5 hereof and the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse or pay the premiums for the Executive’s and the Executive’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (i) eighteen (18) months following the Separation Date, (ii) the Executive becoming eligible for other employer-sponsored group health benefits or Medicare, and (iii) the expiration of the Executive’s rights under COBRA[; provided, however, that if the applicable COBRA period extends beyond eighteen (18) months and the Executive ceases to be eligible for COBRA (other than as a result of becoming eligible for Medicare or coverage under other group health plans), within thirty (30) days following the date the Executive ceases to be so eligible, the Company shall pay a lump sum amount equal to (A) the remaining COBRA period less the number of months of COBRA that have previously been provided for as of such date, multiplied by (B) the amount of the COBRA premiums paid in the final month of COBRA eligibility]3.

(e) Equity Awards. The Executive’s outstanding and unvested equity awards shall be treated as follows: (i) any outstanding and unvested equity awards held by the Executive that were granted prior to the effective date of the Merger Agreement shall immediately vest in full upon the Separation Date; and (ii) any outstanding and unvested equity awards held by the Executive that were granted following the effective date of the Merger Agreement and prior to the Closing Date shall be governed by the terms of the Merger Agreement and the applicable equity plan and award agreement(s). All other equity-based awards shall be settled in accordance with the terms of the award agreements pursuant to which they were granted.

(f) Consulting Fee. Subject to the terms and conditions of this Agreement (including Section 9), the Executive’s satisfactory provision of the Services during the Consulting Period, and the Executive’s compliance with the other terms and conditions of this Agreement, the Company shall pay the Executive [[a monthly consulting fee equal to one-fortieth (1/40th) of the Executive’s annual base salary in effect immediately prior to the Separation Date, prorated for any partial months served (the “Monthly Consulting Fee”)]4 // [a monthly consulting fee equal to one-one hundred twentieth (1/120th) of the Executive’s annual base salary in effect immediately prior to the Separation Date, prorated for any partial months served (the “Monthly Consulting Fee”)]5 // [a monthly consulting fee equal to one-two hundred fortieth (1/240th) of the Executive’s annual base salary in effect immediately prior to the Separation Date, prorated for any partial months served (the “Monthly Consulting Fee”)]6. Notwithstanding anything herein to the contrary, all accrued Monthly Consulting Fees shall be paid in a single lump sum within ten (10) Business Days following the later of (i) the conclusion of the Consulting Period and (ii) the occurrence of the Second Release Effective Date; provided, that if the Executive fails to timely execute or revokes the second re-execution of this Agreement as contemplated by Section 3(i), the Executive shall forfeit any right to receive the Monthly Consulting Fees. In addition, the Company shall reimburse the Executive for any actual, reasonable and documented out-of-pocket expenses incurred in connection with the Executive’s provision of Services hereunder, but only to the extent that such expenses are approved in advance by the Company’s then-current Chief Executive Officer and incurred in accordance with the Company’s travel and expense reimbursement policy. The parties acknowledge and agree that the Monthly Consulting Fees shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Company will issue a Form 1099 to Executive for all Monthly Consulting Fees. In no event shall the Company be responsible for federal, state or local taxes on the Monthly Consulting Fees payable hereunder, or the Executive’s internal administrative costs or other costs of doing business.

[3]	Note to Draft: This language to be included for Greg and Charles. This benefit is not provided in Katie’s employment agreement.

[4]	Note to Draft: To be included for Charles.

[5]	Note to Draft: To be included for Katie.

[6]	Note to Draft: To be included for Greg.

(g) Termination of Employment Agreement. Effective on the Separation Date, the Executive shall no longer be employed by the Company and all of the rights and obligations under any employment agreement or arrangement of the Company and the Executive shall terminate, except (i) as provided in this Section 2 and (ii) all of the rights and obligations of the Company and the Executive under any restrictive covenant provisions of any employment agreement or arrangement shall survive the Executive’s termination of employment and the termination of such arrangements, and are incorporated by reference herein and shall continue in full force and effect, in each case, except as modified by this Agreement.

(h) Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) or shall comply with the requirements of Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “separation from service” within the meaning of Section 409A of the Code. If the Executive is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of the Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 shall be delayed and paid or provided to the Executive in a lump sum on the earlier of (i) the date which is six (6) months and one day after the Executive’s “separation from service” for any reason other than death, and (ii) the date of the Executive’s death. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.

3.             Release and Waiver.

(a) General Release. With the sole exceptions described in this Section 3, the Executive (on behalf of the Executive and all of the Executive’s heirs, assigns, legal representatives, successors in interest, or any person claiming through the Executive) hereby releases the Company and each of its divisions, subsidiaries, benefit plans and all other current or future affiliated entities, as well as all their current and former employees, officers, directors, agents, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, assigns, successors, heirs, predecessors in interest, joint venturers, and affiliated persons of all those entities, each in their respective official capacities as such (collectively, “Released Parties”), from all liabilities, causes of action, charges, complaints, suits, claims, obligations, costs, losses, damages, injuries, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, liens, and all other legal responsibilities of any form or nature whatsoever, in law or equity, fixed or contingent, whether known or unknown or suspected or unsuspected to exist by the Executive, which the Executive has or had or may claim to have by reason of any and all matters from the beginning of time through the date Executive executes or re-executes (as applicable) this Agreement, including but not limited to those arising from the Executive’s employment and separation from the Company, arising under any plan or policy of the Company or its affiliates, or pursuant to any federal, state, or local laws, regulations, orders or other requirements, including, but not limited to, federal, state and local wage and hour laws, federal, state and local whistleblower laws, federal, state and local fair employment laws, federal, state and local anti-discrimination laws, federal, state and local labor laws, Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act of 1988, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, and the Genetic Information Nondiscrimination Act of 2008, as each has been or may be amended from time to time (hereinafter, all such matters will be collectively referred to as “Released Actions”). This release does not (i) extend to rights the Executive may have to enforce the provisions of this Agreement, (ii) waive or release claims that cannot be released as a matter of law (including, but not limited to, claims under applicable state law for workers’ compensation benefits and/or indemnification) or any claims arising solely after the effective date of this Agreement, (iii) waive or release claims for any reimbursable business expenses appropriately incurred at or prior to the Separation Date that have not been paid to the Executive in full as of such date, (iv) waive or release claims the Executive has as of the date hereof relating to any rights of indemnification, advancement and/or defense arising under the Company’s (or any affiliate’s) certificate (or articles) of incorporation, bylaws, shareholders agreements, operating agreements or other organizational or governance documents in effect on the date hereof, or any indemnification, advancement and/or defense rights under any contract the Executive has with the Company (or any affiliate) in effect on the date hereof, or (v) waive or release claims relating to any right the Executive may have as of the date hereof as an insured under any director and officer, committee member, management, employment practices, general liability or other insurance policy or excess policy.

(b) Knowing and Voluntary Release of Statutory Claims. The Executive specifically intends to include, as a Released Action, any and all claims relating to any violation of the statutes referenced herein (including claims related to actual or perceived race, religion, creed, color, national origin, ancestry, citizenship, age, physical disability, mental disability, medical condition, genetic information, marital status, sex, gender, gender identity, gender expression, sexual orientation, military or veteran status, or any other legally protected characteristic, or for having engaged in any protected activity), under Title VII of the 1964 Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the ADEA, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act of 1988, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Genetic Information Nondiscrimination Act of 2008, or any other law, regulation or ordinance that may have arisen before the effective date of this Agreement, including but not limited to those arising from the Executive’s employment and separation from the Company.

(c) ADEA. Age Discrimination Is Specifically Intended to Be Included As a Released Action. The Executive acknowledges that the Executive specifically intends that Released Actions shall include the ADEA, except for any allegation that a breach of the ADEA occurred following the effective date of this Agreement. This provision does not extend to any rights the Executive may have to challenge the validity of the release of claims arising under the ADEA.

(d) No Pending Charges or Lawsuits. The Executive represents that, as of the date the Executive executes this Agreement, the Executive has not filed any complaints or charges or lawsuits against the Company or any other Released Party with any governmental agency or in any court. The Executive agrees that the Executive will not file in any court any lawsuits against the Company or any other Released Party regarding any Released Action at any time in the future; provided, however, this shall not limit the Executive from pursuing any claim or lawsuit not released by the Executive under this Agreement. Nothing in this Agreement shall be construed to prevent the Executive from filing a complaint or charge with, providing information to, and/or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the National Labor Relations Board, or any other federal or state government agency. However, the Executive agrees that by signing this Agreement, the Executive is fully waiving the Executive’s right to obtain all monetary or other relief that could otherwise be recoverable in any legal proceeding brought by the Executive against the Company or any Released Party.

(e) Additional Consideration. The Executive acknowledges that certain of the payments and benefits described in Sections 2(b), 2(c), 2(d), and 2(f) are in addition to anything of value to which the Executive already is entitled from the Company and its affiliates and constitute good and valuable consideration for the release contained in this Section 3.

(f) Consultation with Attorney. The Executive is hereby advised to consult with the Executive’s attorney prior to signing this Agreement because the Executive is giving up significant legal rights. The Executive acknowledges that the Executive has been so advised and has, in fact, had the opportunity to consult with the Executive’s attorney prior to the Executive’s signing this Agreement.

(g) Knowing and Voluntary Waiver. The Executive understands that the Executive was advised that the Executive may consider whether to agree to the terms contained herein for a period of twenty-one (21) days after the date hereof and nonetheless determined to agree to such terms and execute and deliver this Agreement on the date hereof. The Executive may rescind the Executive’s release in this Section 3 at any time prior to the eighth (8th) day following the date on which the Executive executes this Agreement by sending written notice stating the Executive’s decision to so rescind to the Company and its counsel in accordance with Section 10(d) of this Agreement before the Release Effective Date. In the event of such a rescission, the Executive shall irrevocably forfeit the Executive’s right to receive any of the payments or benefits set forth in Sections 2(b), 2(c), 2(d), and 2(f) hereof.

(h) Re-Execution of the Release. The Company’s obligations under Sections 2(b), 2(c), and 2(d) of this Agreement are strictly contingent upon the Executive’s re-execution and non-revocation of this Agreement within twenty-one (21) days following the Separation Date (the date of such re-execution, the “Re-Execution Date”). By re-executing this Agreement, the Executive advances to the Re-Execution Date the Executive’s general waiver and release of all claims against the Released Parties and the other covenants set forth in this Agreement. The Executive acknowledges the Executive has seven (7) calendar days from the Re-Execution Date to revoke the Executive’s re-execution of this Agreement. Provided that the Executive does not revoke the Executive’s re-execution of this Agreement within such seven (7) day period, the “Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which the Executive re-executes this Agreement.

(i) Re-Execution of the Release following the Consulting Period. The Company’s obligation to pay the Monthly Consulting Fees pursuant to Section 2(f) is strictly contingent on the Executive’s second re-execution and non-revocation of this Agreement within twenty-one (21) days following the termination of the Consulting Period (the date of such second re-execution, the “Second Re-Execution Date”). By re-executing this Agreement following the Consulting Period, the Executive advances to the Second Re-Execution Date the Executive’s general waiver and release of all claims against the Released Parties and the other covenants set forth in this Agreement. The Executive acknowledges the Executive has seven (7) calendar days from the Second Re-Execution Date to revoke the Executive’s re-execution of this Agreement. Provided that the Executive does not revoke the Executive’s second re-execution of this Agreement within such seven (7) day period, the “Second Release Effective Date” shall occur on the eighth (8th) calendar day after the date on which the Executive re-executes this Agreement. For the avoidance of doubt, if the Second Release Effective Date does not occur, the Executive shall forfeit any right to receive the Monthly Consulting Fees pursuant to Section 2(f).

4.             Covenants of Executive and Company.

(a) Statements Regarding Relationship with Company. From and following the Separation Date, the Executive shall no longer project or create a circumstance which permits others to conclude the Executive is an employee, director, officer or other service provider of the Company, except in the Executive’s capacity as a consultant during the Consulting Period.

(b) Restrictive Covenants. The Executive hereby specifically acknowledges and affirms the Executive’s commitments to the Company and its affiliates pursuant to the restrictive covenants (including non-solicitation, non-competition, and confidential information covenants) set forth in Exhibit A hereto (the “Restrictive Covenants”), which are incorporated by reference into this Agreement and shall continue in full force and effect. For the avoidance of doubt, the restrictive period of any Restrictive Covenant that contains a period of time during which it applies post-termination of employment shall commence on the Separation Date.

(c) Company Property. The Executive agrees to return within seven (7) Business Days following the Separation Date all of the Company’s property in the Executive’s custody, possession or control, including but not limited to any security access cards, keys, computer disks, cellular telephones, memory cards, hard drives, flash drives, laptops, work files, memoranda, notes, passwords, access to digital files, access to social media accounts, records and other documents made or compiled by the Executive or made available to the Executive during the term of the Executive’s employment and related to that employment (other than de minimis items).

5.             Conditions to Severance Benefits.

(a) Release. Payment of the severance and other benefits described in Sections 2(b), 2(c), 2(d), and 2(f) shall be subject to (i) the Executive’s execution and re-executions (as applicable) and non-revocation of the general release of claims set forth in Section 3 of this Agreement (the “Release”) within the time period specified herein, and (ii) the Executive’s execution of the Restrictive Covenants set forth in Exhibit A hereto concurrently with the execution of this Agreement. Notwithstanding the foregoing, the Release must first become effective, if at all, within sixty (60) days following the Separation Date. If the time period to consider, revoke and return the Release crosses two of the Executive’s tax years, any portion of the severance benefits described in Sections 2(b) and 2(c) that constitutes deferred compensation subject to Section 409A will, in all events, be paid in the later tax year.

6.             Certain Forfeitures in Event of Breach. The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Executive materially breaches any of the Executive’s obligations under this Agreement (including, but not limited to, Sections 4(b) and 4(c) hereof) or the Restrictive Covenants set forth in Exhibit A hereto, and such breach is not cured (if capable of cure) within a reasonable period following the Executive’s receipt of written notice by the Company describing the alleged breach, then the Executive will forfeit the Executive’s right to receive the payments and benefits set forth in Sections 2(b), 2(c), 2(d), and 2(f) of this Agreement to the extent not theretofore paid to the Executive as of the date of such breach.

7.             Consulting Services.

(a) Scope of Services. During the Consulting Period, the Executive shall provide the following Services on an on-call basis as reasonably requested by the Company’s then-current Chief Executive Officer or such other senior officer as the Company may designate: (i) transition support and knowledge transfer to the Executive’s successor and other members of the Company’s management team; (ii) relationship continuity with material customers, suppliers, business partners and other commercial counterparties of the Company and its affiliates; (iii) assistance with integration planning and execution in connection with the transactions contemplated by the Merger Agreement; and (iv) such other advisory and transition services as are mutually agreed upon by the Executive and the Company. The Executive shall perform the Services in a professional and competent manner consistent with the Executive’s prior performance as an employee of the Company.

(b) Cooperation with Litigation. The Executive agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental or internal investigation relating to the business of the Company or its affiliates prior to the Separation Date. The Executive agrees to provide full and complete disclosure in response to any inquiry in connection with any such matters. To the extent that the Company’s legal counsel is unable to represent the Executive in connection with any matter as to which the Executive’s cooperation is requested pursuant to this Section 7(b), the Company shall reimburse the Executive for the Executive’s reasonable attorneys’ fees and expenses incurred to obtain separate counsel on such matter. The Company shall (i) pay the Executive an hourly rate equal to the Executive’s annual base salary in effect immediately prior to the Separation Date divided by 2,080 for the Executive’s time spent following the conclusion of the Consulting Period and (ii) reimburse the Executive for other pre-approved out-of-pocket expenses reasonably incurred in connection with such cooperation, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts. Nothing in this Agreement shall be construed to require the Executive’s cooperation in any internal or external claims, investigations, proceedings, arbitrations, lawsuits or other legal, internal or business matters in a manner that would require the Executive to cooperate on issues legally adverse to any then-current employer of the Executive or adverse to the Executive’s own legal interests.

8.             Independent Contractor Status.

(a) Independent Contractor. During the Consulting Period, the Executive is an independent contractor, and the Company shall not have any actual, potential or other control over the Executive except as otherwise expressly set forth in this Agreement. Except as expressly provided in Section 2(d) of this Agreement, the Executive is not entitled to any benefits provided by the Company to its employees. The Executive shall be solely responsible for the filing and payment of all taxes imposed on the Executive’s receipt of the Monthly Consulting Fee by any governmental authority, including but not limited to, unemployment compensation and insurance, social security taxes and worker’s compensation. The Executive shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. The Executive shall not have the right or authority to assume or create any obligation or responsibility whatsoever, express or implied, on the Company’s behalf or in the Company’s name or to bind the Company in any respect whatsoever, nor shall the Executive represent that the Executive has such right or authority.

9.             Termination of Consulting Period. Either party shall have the right to terminate the Consulting Period for any or no reason upon ten (10) days’ prior written notice to the other party.

10.            General Provisions.

(a) Integration. This Agreement constitutes the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including without limitation any employment agreement or arrangement and any other applicable plan or policy of the Company or its affiliates, except as expressly provided herein. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(b) Heirs and Assigns and Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive without the prior written consent of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall apply to, be binding upon and inure to the benefit of any such successor.

(c) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware, without regard to its choice of law provisions.

(d) Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or via electronic mail, or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested, or one (1) day after it is sent by a reputable overnight courier service, and in each case addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Danaher Corporation
2200 Pennsylvania Ave, NW Suite 800W Washington, D.C. 20037
Attention:	Christopher Korves; Jeffrey Szekeres
Email:

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
Attention:	Daniel Wolf, P.C. David M. Klein, P.C. Brian H. Junquera
Email:

If to the Executive:

The address on file with the Company or to such other address as the Executive may designate by notice to the Company.

With a copy to (which shall not constitute notice):

Greenberg Glusker LLP 2049 Century Park East, Suite 2600 Los Angeles, CA 90067 Attention: Benjamin Wiles and White & Case LLP
1221 Avenue of the Americas New York, New York 10020
Attention:	Richard Brand Matthew Barnett
Email:

(e) Construction of Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(f) Severability. The parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is held by a court of competent jurisdiction as illegal, invalid or unenforceable, a suitable and equitable provision to be negotiated by the parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the original intent and purpose of such illegal, invalid or unenforceable provision, and the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such illegality, invalidity or unenforceability.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A copy of this Agreement executed or delivered by electronic means shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

(h) No Admission of Liability. This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company or its affiliates or by the Executive.

11.             Exhibit A — Restrictive Covenants. Concurrently with the execution of this Agreement, the Executive shall execute the Restrictive Covenants set forth in Exhibit A hereto, which are incorporated herein by reference and made a part of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement as of the day and year first above written.

MASIMO CORPORATION

By:

Name:

Title:

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement as of the day and year first above written.

EXECUTIVE

By:

Name:

Date:

Exhibit A

(Attached.)